EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made this 22nd day of November, 2005 by and among Biostem, Inc., a Nevada corporation ("Pubco"), Biostem Acquisition Company, Inc., a Delaware corporation ("Acquisition Company") and CRYOBANKS INTERNATIONAL, INC., a Delaware corporation (the "Company").

                                    Recitals:

A. The respective Boards of Directors of Pubco, Pubco's wholly owned subsidiary, Acquisition Company and the Company have determined that a merger of the Company with and into Acquisition Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which shares of Common Stock, Series A and Preferred Stock, Series B Preferred Stock and warrants of the Company (collectively "Company Stock") issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03) will be converted into the right to receive Common Stock, warrants and Preferred Stock of Pubco ("Pubco Stock") other than Dissenting Shares (as defined in Section 2.01(d)).

B. Pubco, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                                   The Merger
                                   ----------

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law and the Nevada General Corporation Law (the "Merger Statutes"), the Company shall be merged with and into Acquisition Company at the Effective Time of the Merger.
At the Effective Time of the Merger, the separate existence of the Company shall cease, and Acquisition Company shall continue as the surviving corporation (the "Surviving Corporation") and shall continue under the name Cryobanks International, Inc.

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.01 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in
Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the offices of Kirkpatrick & Lockhart Nicholson Graham, LLP 10100 Santa Monica Boulevard, Seventh Floor, Los Angeles, California 90067, unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Merger Statutes and Pubco and shall make all other filings or recordings required under the Merger Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretaries of State of Delaware, and Nevada , respectively, or at such other time as is permissible in accordance with the Merger Statutes and as Pubco and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). Pubco shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Merger Statutes.

1.05     Articles of Incorporation; Bylaws; Purposes.

     (a) The Articles of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Articles of Incorporation of Pubco shall be set forth in Exhibit A-1 hereto.

     (b) The Bylaws of the Surviving Corporation in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (c) The purposes of the Surviving Corporation and the total number of its authorized capital stock shall be as set forth in the Articles of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Articles of Incorporation of the Surviving Corporation and by applicable law.

1.06 Directors. The directors of the Company at the Effective Time of the Merger shall be the director of Pubco and of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.07 Officers. The officers of the Company at the Effective Time of the Merger shall be the officers of Pubco and of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                              Effect of the Merger
                              on the Capital Stock
                         of the Constituent Corporations
                         -------------------------------

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of Company Stock:

     (a) Reduction in Common Stock and Securities of Pubco . The aggregate shares of common stock of Pubco issued and outstanding immediately prior to the Effective Time of the Merger shall be no more than 15,650,000 shares of Common Stock of Pubco. As of immediately prior to the Effective Time there shall be no more than warrants to purchase an aggregate of 2,000,000 shares of Common Stock of Pubco outstanding, at an exercise price of $1.00 per share and no other securities of any kind outstanding.

     (b) Conversion of Company Stock. Except as otherwise provided herein, all the issued and outstanding shares of Company Common Stock and warrants of the Company, exclusive of the Series A Preferred Stock and Series B Preferred Stock shall be converted into shares of Pubco Common Stock at the exchange ratio set forth below and each of the 7,000,000 shares (or lesser amount as may then be outstanding after giving effect to the redemption referred to below) of Series A Preferred Stock shall be converted into a like amount of Series A Preferred Stock of Pubco at an exercise ratio of 1:1 having substantially similar rights, preferences and of characteristics as the Company's Series A Preferred Stock; each of the Company's shares of Series B Preferred Stock shall be converted into one share of Common Stock of Pubco at an exchange rate of 1:1 and, each of the warrants issued in the Private Placement (described below) to purchase shares of Common Stock of the Company shall be converted at an exchange ratio of 1:1 into a like warrant to purchase one share of Common Stock of Pubco at $1.10 per share. The exchange ratio ("Exchange Ratio") by which a share of Common Stock of the Company or a warrant of the Company (exclusive of the Series A Preferred Stock and Series B Preferred Stock and securities and warrants issued in the Private Placement) shall at the Effective Time be converted into a share of Pubco Common Stock shall be 0.852578, meaning that for each share of Company Common Stock the holder shall be entitled to 0.852578 shares of Pubco Common Stock at the Effective Time and for each warrant (exclusive of the warrants issued in the Private Placement) for one share of Common Stock of the Company, the holder shall be entitled to a like warrant to purchase 0.852578 Pubco shares of Common Stock. The shares of Common Stock, the shares of Pubco Series A Preferred Stock and the Pubco warrants described above to be issued in exchange for the Company's Common Stock, existing warrants, the Series A Preferred Stock and the Series B Preferred Stock and warrants to be issued in the Private Placement, is sometime referred to collectively as the "Merger Consideration." In the event of a change in the capitalization of the Company, prior to the Effective Date, the applicable Exchange Ratio shall be adjusted by dividing 120,000,000 by the sum of the then outstanding Company Common Stock and warrants.

     (c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Merger Statutes ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01. The Company shall give prompt notice to Pubco of any demands received by the Company for appraisal of shares of Company Common Stock, and Pubco shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Pubco, make any payment with respect to, or settle or offer to settle, any such demands. In the event dissenters rights apply to the shareholders of Pubco, similar provisions shall govern as required by law.

     (d) Cancellation and Retirement of Company Common Stock, Warrants and Preferred Stock. As of the Effective Time of the Merger, all shares of Company Common Stock, warrants and Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock, Warrants and Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration to be issued in consideration therefore upon surrender of such certificate in accordance with Section 2.01 (b).

2.02     Convertible Notes.  All convertible notes of the Company shall be
         -----------------
converted into Common Stock of the Company prior to the Effective Time of the Merger.

2.03     Warrants

     (a) Assumption. At the Effective Time of the Merger, all warrants to purchase Company Common Stock then outstanding including the warrants issued in the Private Placement shall be assumed by Pubco in accordance with Section 2.03(b) hereof.

     (b)     Mechanics of Assumption.   Each Company warrant including the
Private Placement warrants so assumed by Pubco under this Agreement will continue to have, and be subject to, the same terms and conditions of such warrants immediately prior to the Effective Time of the Merger (including, without limitation, registration rights any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each warrant for Company Stock (except the Private Placement warrants) will be exercisable for that number of whole shares of Pubco Common Stock equal to the product of the number of Company shares that were issuable upon exercise or conversion of such Company warrant immediately prior to the Effective Time of the Merger multiplied by the applicable Exchange Ratio, set forth in Section 2.01(b) above rounded down to the nearest whole number of shares of Pubco Common Stock if the said product is equal to or less than the fraction of one-half (.5) of one Pubco Common Stock or rounded up to the nearest whole number of shares of Pubco Common Stock if the said product is greater than the fraction of one-half (.5) of one Pubco Common Stock, and (ii) the per share exercise price for the shares of Pubco Common Stock issuable upon exercise of such assumed warrant, other than the Private Placement warrants, will be equal to the quotient determined by dividing the exercise price per Company share at which such Company warrant was exercisable immediately prior to the Effective Time of the Merger by the applicable Exchange Ratio, rounded up to the nearest whole cent provided however that in the case of the Private Placement warrants, the exercise price shall be at $1.10 per Pubco share, and exercisable for one share of Pubco Common Stock on a 1:1 basis. In addition, Pubco shall adopt a PubCo Stock Option Plan qualified for tax treatment under
Section 424(b) of the Internal Revenue Code on or about the Effective Time of the Merger covering at least 10% of the number of Pubco shares of Common Stock to be outstanding after the Effective Time of the Merger to be available for grant to employees, directors and consultants of the Surviving Corporation, from time to time, as determined by the Board of Directors of the Surviving Corporation. Pubco shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Pubco Common Stock for delivery upon exercise of all such Pubco Stock Options, on the terms set forth in this Section 2.03(b). Pubco will use its reasonable efforts to promptly file after the Effective Date, a registration statement on Form S-8, so as to register the shares of Pubco Common Stock, covered by the Stock Option Plan and such other warrant as are eligible for registration under Form S-8 and shall use its best efforts to effect such registration. Notwithstanding the foregoing, any such warrants, options and underlying Common Stock, shall be restricted from public re-sale for one year as elsewhere provided herein

                                   ARTICLE III

                         Representations and Warranties
                         ------------------------------

3.01 Representations and Warranties of the Company. Except as set forth in the herein and in the attached Schedules and Exhibits, the Company represents and warrants to Pubco as follows:

     (a) Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in Florida and each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to the Company.

     (b) Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

     (c) Capital Structure. The authorized capital stock of the Company is as set forth in the Cap Table Schedule 3.01(c). Except as set forth therein, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote other than as set forth in the Cap Table. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking other than as set forth in the Cap Table. The outstanding indebtedness for borrowed money of the Company is set forth on Schedule 3.02(c) of the Disclosure Schedule. Other than as set
             ----------------
forth in the Cap Table, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. Schedule 3.01(c) of the Disclosure Schedule sets forth
                       ----------------
the ownership of the capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company, other than as set forth in the Cap Table.

     (d) Authority; Noncontravention. The Company has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretaries of State of Nevada and Delaware.

     (e) Absence of Certain Changes or Events. Since September 30, 2005, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to the Company; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of Pubco; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     (f)     Litigation; Labor Matters; Compliance with Laws.

          (i) There is no suit, action or proceeding or investigation pending or threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

     (ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to the Company.

          (iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

     (g) Benefit Plans. The Company is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company (collectively, "Benefit Plans"), other than standard employee health benefits plans or 401(k) Plans or similar plans.

     (h) Certain Employee Payments. The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement (excluding a finders fee payable to Dwight C. Brunoehler), whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

     (i) Tax Returns and Tax Payments. The Company has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. As used herein, "taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees,, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

     (j) Environmental Matters. The Company is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

     (k) Material Contract Defaults. The Company has provided or made available to Pubco copies of all material contracts, agreements, commitments, arrangements, leases, policies or other instruments to which it is a party or by which it is bound ("Material Contracts"). Except as set forth on Schedule
                                                                  --------
3.01(k) of the Disclosure Schedule, the Company is not, or has not, received any
------
notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment not in the ordinary course of business to which the Company is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring the Company to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by the Company in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment. Notwithstanding the foregoing definition, a Material Contract shall not include any contract with a fair market valuation equal to or less than $10,000.

     (l) Properties. The Company has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens.

     (m)     Trademarks and Related Contracts.  To the knowledge of the Company:

          (i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term "Company License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for shrink-wrap or click wrap software or other off-the-shelf products that are generally available for less than $25,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term "Software" means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

          (ii) Schedule 3.01(m) of the Disclosure Schedule sets forth, for the
               ---------------
     Intellectual Property owned by the Company, a complete and accurate list of all U.S. and foreign (1) patents and patent applications; (2) Trademark registrations (including Internet domain registrations) and applications and material unregistered Trademarks; (3) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). Schedule 3.01(m) of the Disclosure Schedule sets forth a list of
             ----------------
     all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by the Company, indicating for each the title, owner/licensor of the Software. Third party Software tools that are used to create the Software sold, licensed, leased or otherwise distributed by the Company but are not incorporated therein are specifically excluded from this list.

          (iii) The Intellectual Property owned by the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed in
     Schedule 3.01(m) of the Disclosure Schedule.
     ---------------

          (iv) The patents owned by the Company are valid and enforceable, in full force and effect, and have not been canceled, expired, or abandoned. There is no pending or threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against any Intellectual Property licensed to the Company.

          (v) The conduct of the Company's business as currently conducted does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Schedule 3.01(m) of the Disclosure
                                              ---------------
     Schedule lists all U.S. and foreign patents for which: (i) the Company has obtained written opinion of counsel; or (ii) the Company has received written notice of infringement or license offer outside the ordinary course of business. There are no claims or suits pending or threatened against the Company, and the Company has not received any notice of a third party claim or suit against the Company (1) alleging that its activities or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

          (vi) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is bound which (1) restrict the Company's rights to use any Intellectual Property,
     (2) restrict the Company's business in order to accommodate a third party's Intellectual Property or (3) permit third parties to use any Intellectual Property owned by the Company. There exists no event or condition, which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party under any such Company License Agreement.

          (vii) The Company takes reasonable measures to protect the confidentiality of Trade Secrets, including requiring its employees and independent contractors having access thereto to execute written non-disclosure agreements. No Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company's proprietary interests in and to such Trade Secrets. Neither the Company nor any other party to any non-disclosure agreement relating to the Company's Trade Secrets is in breach or default thereof.

          (viii) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's right to own or use any of the Intellectual Property, nor will require the consent of any governmental authority or third party in respect of any such Intellectual Property.

          (ix) Schedule 3.01(m) of the Disclosure Schedule lists all Software
               ---------------
     sold, licensed, leased or otherwise distributed by the Company to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Schedule 3.01(m) of the Disclosure Schedule which the Company
              ---------------
     purports to own, such Software was either developed (1) by employees of the Company within the scope of their employment; or (2) by independent contractors who have assigned all of their rights in such Software to the Company pursuant to written agreements.

     (n) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of the Company and recommended that the holders of the shares of Company Common Stock approve the Merger. The Board of Directors of the Company has approved this Agreement and the contemplated transactions.

     (o) Required Company Vote. The affirmative vote of a majority of the shares of each of the Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve the Merger (the "Company Shareholder Approval"). The Company has obtained the agreement of its largest shareholder, which represents more than fifty percent (50%) of the total outstanding shares of the Company, to approve of and consent to this Agreement and the transactions contemplated herein.

3.02 Representations and Warranties of Pubco. Pubco represents and warrant to the Company as follows:

     (a) Organization, Standing and Corporate Power. Pubco is (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted. Pubco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Pubco. Pubco has delivered to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation (or other organization documents) and bylaws of Pubco and, to the extent in the possession and control of Pubco, its complete and accurate Minute Book and its contents (the "Pubco Disclosure Schedule").

     (b) Subsidiaries. The only direct or indirect subsidiaries of Pubco are ABS Holding Company, Inc. and BH Holding Company, Inc. (the "Pubco Subsidiaries"). All the outstanding shares of capital stock of each such Pubco Subsidiary which is a corporation have been validly issued and are fully paid and nonassessable and, are owned (of record and beneficially) by Pubco, free and clear of all Liens. Except for the capital stock of its subsidiaries, which are corporations, Pubco does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.
All such Pubco subsidiaries shall be spun-off, divested, transferred, sold or assigned as of the Effective Time and Pubco shall have no further interest, investment or liability in connection with such Pubco Subsidiaries.

     (c) Capital Structure. The authorized capital stock of Pubco consists of 300,000,000 shares of Pubco Common Stock, $.001 par value, of which 175,218,044 shares of Pubco Common Stock are issued and outstanding and 4,000,000 shares of Pubco Common Stock are issuable upon the exercise of outstanding warrants. Also authorized are 10,000,000 shares of preferred stock, $.001 par value, none of which is issued and outstanding. Except as set forth above, no shares of capital stock or other equity securities of Pubco are issued, reserved for issuance or outstanding. As of immediately prior to the Effective Time there shall be nor more than 15,650,000 shares of Pubco Common Stock outstanding and no more than warrants to purchase 2,000,000 shares of Pubco Common Stock outstanding at $1.00 per share. All outstanding shares of capital stock of Pubco are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in Schedule 3.02(c), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Pubco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Pubco may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pubco is a party or by which it is bound obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Pubco or obligating Pubco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Pubco obligating Pubco to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Pubco to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Pubco or to register any securities with the Securities and Exchange Commission. Pubco will take all necessary action to insure that on or before the Effective Date that the Pubco Subsidiaries are divested in such a manner as to relieve Pubco from any further claim, liability, involvement or interest in such Pubco Subsidiaries, in a manner consistent with all applicable laws, including corporate fiduciary and contractual obligations and securities laws and in a manner which does not subject Pubco, the Company or the shareholders of Pubco or the Company with any liabilities pertaining to such Pubco Subsidiaries, either pre-existing, resulting from the divesture, the merger, or resulting from the reduction in the outstanding capital stock of Pubco as set forth in his paragraph (c).

     (d) Authority; Noncontravention. Pubco has all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Pubco and the consummation by Pubco of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Pubco. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Pubco, enforceable against each such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Pubco or any of its subsidiaries under, (i) the articles of incorporation or bylaws of Pubco or the comparable charter or organizational documents of any other subsidiary of Pubco, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Pubco or any other subsidiary of Pubco or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Pubco or any other subsidiary of Pubco or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Pubco or could not prevent, hinder or materially delay the ability of Pubco to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Pubco or any other subsidiary of Pubco in connection with the execution and delivery of this Agreement by Pubco or the consummation by Pubco be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretaries of State of Nevada and Delaware and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "blue sky" laws of various states.

     (e) S.E.C. Documents; Undisclosed Liabilities. Pubco has filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the "S.E.C.") and Pubco has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Pubco S.E.C. Documents"). As of their respective dates, the Pubco S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such Pubco S.E.C. documents, and none of the Pubco S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in Schedule 3.02(e) of the Pubco
                                               ----------------
Disclosure Schedule and except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Pubco S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Pubco included in such Pubco S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the S.E.C.) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Pubco and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Pubco's independent accountants). Except as set forth in the Pubco S.E.C. Documents, at the date of the most recent audited financial statements of Pubco included in the Pubco S.E.C. Documents, neither Pubco nor any of its subsidiaries had, and since such date neither Pubco nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Pubco.

     (f) Absence of Certain Changes or Events. Except as disclosed in the Pubco S.E.C. Documents, since the date of the most recent financial statements included in the Pubco S.E.C. Documents, Pubco has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Pubco; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Pubco; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.02 without the prior consent of the Company; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Pubco to consummate the transactions contemplated by this Agreement.

     (g) Foreign Corrupt Practices Act. Neither Pubco, nor any director, officer, agent, employee or other person associated with or acting on behalf of Pubco, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

     (h) Sarbanes Oxley Compliance. Pubco is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002.

     (i) Board Recommendation. The Board of Directors of PubCo has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of PubCo and recommended that the holders of the shares of PubCo Common Stock approve the Merger. The Board of Directors of PubCo has approved this Agreement and the contemplated transactions.

     (j) Required Shareholder Vote. The affirmative vote of a majority of the shares of PubCo Common Stock is the only vote of the holders of any class or series of PubCo's securities necessary to approve the Merger (the "PubCo Shareholder Approval"). PubCo has obtained the agreement of its largest shareholder, which represents more than fifty percent (50%) of the total outstanding shares of PubCo, to approve of and consent to this Agreement and the transactions contemplated herein.

     (k) Pro-Forma. As of the Effective Time, Pubco will not have any liabilities, contracts or commitments except for accrued payables not to exceed $25,000, and except for warrants to purchase 2,000,000 shares of Pubco Common Stock at $1.00 per share and two Consulting Agreements.

                                   ARTICLE IV

                              Covenants Relating to
                       Conduct of Business Prior to Merger
                       -----------------------------------

4.01 Conduct of Company and Pubco. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, Company and Pubco shall not, unless mutually agreed to in writing:

     (a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

     (b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice except that as provided herein above, Pubco shall reduce its outstanding capital stock;

     (c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

     (d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to Company and Pubco or their business or assets; or

     (e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

     (f) change its capital structure, or Capitalization except as contemplated herein and except that the Company shall raise a minimum of $10,000,000 in a Private Placement (the "Private Placement") to accredited investors (the 'Private Placement Investors") and issue to such Private Placement Investors, 10,000,000 shares of Series B Preferred Stock at $1.00 per share and warrants to purchase 3,000,000 shares of Common Stock, exercisable at $1.10 per share, on or before the Effective Date, or such different amount and terms as Company chooses, with the proviso that if the Company sells more than 10,000,000 shares of Series B Preferred Stock, the number of warrants issued in connection with such sale shall be 30% of the number of shares sold.

                                    ARTICLE V

                              Additional Agreements
                              ---------------------

5.01 Shareholders Meetings; 14C filing. The Company will, as promptly as practicable following the execution of this Agreement, call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of approving this Agreement and the transactions contemplated by this Agreement or obtain the requisite written consent of its shareholders for the same aforementioned purpose and if required by the Nevada General Corporation Law, Pubco will likewise promptly seek shareholder approval as aforesaid and file a 14C Information Statement with the SEC in connection therewith.

5.02     Access to Information; Confidentiality.

     (a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Pubco and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Pubco all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of the Company set forth herein and compliance by the Company of its obligations hereunder, during the period prior to the Effective Time of the Merger, Pubco shall provide the Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of Pubco set forth herein and compliance by Pubco of its obligations hereunder, and, during such period, Pubco shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of the Company, and Pubco will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

     (b) No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Pubco and the Company will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of the Company to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Pubco and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.04 Public Announcements. Pubco and the Company, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof; provided, that nothing herein shall prevent or prohibit PubCo from filing a current report on Form 8-K within the time required by SEC regulations, and include therein any information deemed required or desirable to fully inform PubCo's shareholders as required by law. Notwithstanding the foregoing, Company may disclose the contemplated Merger in letters to the Company's stockholders.

5.05 Expenses. Except as provided above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.06 Directorships. Upon the Effective Time of the Merger, Pubco shall take all action to cause its Board of Directors to consist of the Board of Directors of the Company.

5.07 No Solicitation. Except as previously agreed to in writing by the other party, neither Company or Pubco shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving Company or Pubco, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to the Company of the transactions contemplated hereby. Company or Pubco will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.08     Registration.  It is contemplated that Pubco will file an S-4
         ------------
registration statement covering the Merger Consideration to be issued to the Company security holders. Shares held by Company shareholders, warrant holders and Pubco shareholders or warrant holders which are not eligible for resale without a registration statement, or eligible for sale under Rule 144(k), at the Effective Time, shall be included a resale registration statement under Form SB-2, including, if necessary with respect to the shares of the Private Placement Investors pursuant to the terms of the Registration Rights Agreement to be entered into with the Private Placement Investors if required. Notwithstanding anything herein to the contrary, all Pubco shares of Common Stock issued as Merger Consideration (except for shares issued upon conversion of a convertible note as referenced in Section 2.02) to the holders of securities of the Company shall automatically, without any separate agreement by such persons be deemed restricted as if such persons signed a lock-up agreement, and such shares of Pubco Common Stock may not be sold until the date which is one year following the effective date of the S-4 registration statement covering the shares of Pubco Common Stock comprising the Merger Consideration except in case of shares held by Kazi Management or its assignees, or transferees of its shares, which shall be restricted for six months from the effectiveness of the S-4. All certificates representing such shares shall contain a legend referencing this lock-up provision.

                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Shareholder Approval. The Company Shareholder and Pubco Approval shall have been obtained, if required. The Company hereby represents that its majority shareholder has given such approval, and PubCo represents that it has obtained the written consent of its majority shareholder. Pubco shall have filed the 14C Information Statement with the SEC, and the SEC shall either have not issued a comment letter, or, if PubCo has received a comment letter, PubCo shall diligently make such responses and amendments as are necessary to satisfy the suggestions, comments or demands of the SEC until the SEC shall not object to the Information Statement being effective.

     (b) OTCBB Clearance. The shares of Pubco Common Stock shall have been cleared for quotation on the Over-the-Counter Bulletin Board, reflecting the merger of the Company into Pubco.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

     (d) No Dissent. Holders of no more than twenty percent (20%) of the Company's or Pubco's Common Stock shall have dissented to the Merger.

6.02 Conditions to Obligations of Pubco. The obligations of Pubco to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Pubco shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to the Company or adversely affect the ability of the Company to consummate the transactions herein contemplated or perform its obligations hereunder), and Pubco shall have received a certificate signed on behalf of the Company by the president of the Company to such effect.

     (c) Consents, etc. Pubco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

     (d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Pubco or any of its subsidiaries any damages that are material in relation to Pubco and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Pubco or any of its subsidiaries of any material portion of the business or assets of the Company, Pubco or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Pubco or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Pubco to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the Company Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of the Company or the Surviving Corporation, respectively, or
(iv) seeking to prohibit Pubco or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

     (e) Financial Statements. The Company shall have delivered to Pubco audited financial statements for each of the years ended December 31, 2002, 2003 and 2004 and unaudited financial statements for the period from January 1, 2005 through the end of the second calendar quarter of 2005.

6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Pubco by the president of Pubco to such effect.

     (b) Performance of Obligations of Pubco. Pubco shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Pubco or adversely affect the ability of Pubco to consummate the transactions herein contemplated or perform its obligations hereunder), and the Company shall have received a certificate signed on behalf of Pubco by the president of Pubco to such effect.

     (c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person, any suit, action or proceeding which has a reasonable likelihood of success), which could reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of the Company, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, Pubco or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Pubco or of its any subsidiaries, as a result of the Merger.

     (d) Consents, etc. Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

     (e) Filing of Merger Agreement. Pubco shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective.

     (f) Private Placement. The Company shall have received gross proceeds of not less than $10,000,000 from the Private Placement. It is agreed that $5,000,000 of such proceeds shall be used to redeem $5,000,000 of the Company's Series A Preferred Stock. If the proceeds of an equity financing are greater than $10,000,000 in a six month period, in one or more financings, the excess over $10,000,000 of gross proceeds will be used to redeem the Series A Preferred Stock until all such shares are redeemed.

                                   ARTICLE VII

                        Termination, Amendment and Waiver
                        ---------------------------------

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

     (a)     by mutual written consent of Pubco and the Company;

     (b) by either Pubco or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) by either Pubco or the Company if the Merger shall not have been consummated on or before March 1, 2006 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger);

     (d) by Pubco, if a material adverse change shall have occurred relative to the Company, which constitutes as a material breach and is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by Pubco to Company;

     (e) by Pubco, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement, which constitutes as a material breach and is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by Pubco to Company; or

     (f) by the Company, if Pubco willfully fails to perform in any material respect any of their respective material obligations under this Agreement, which constitutes as a material breach and is not curable, or if curable, is not cured within thirty (30) days after written notice of such breach is given by Company to Pubco.

7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Pubco provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pubco or the Company, other than the provisions of the last sentence of Section 5.02(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Extension; Waiver. Subject to Section 7.01(c), at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Pubco or the Company, action by its Board of Directors.

7.06 Return of Company's Documents. In the event of termination of this Agreement for any reason, Pubco and Company will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Pubco or Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

                                  ARTICLE VIII

                       Indemnification and Related Matters
                       -----------------------------------

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger.

8.02     Indemnification.

     Irrespective of any due diligence investigation conducted by Pubco or Company with regard the transactions contemplated hereby, each party shall indemnify and hold the other and each of their officers, directors, employees, affiliates, or agents harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by such party resulting from or arising out of any breach of a representation, warranty or covenant made by the other as set forth herein.

8.03 Notice of Indemnification. In the event any legal proceeding (an "Indemnity Claim") shall be threatened or instituted or any claim or demand shall be asserted by any person in respect of which payment may be sought under the provisions of this Article VIII, (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other (the "Indemnitor"). Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty or covenant with respect to which the Indemnity Claim is made, the facts giving rise to an alleged basis for the Claim, and the amount of the liability asserted against the Indemnitor by reason of the Indemnity Claim. Within ten (10) days of the receipt of such written notice, the Indemnitor shall notify the Indemnitee in writing of its intent to contest its obligation to indemnify or reimburse under this Agreement (a "Contest") or to accept liability hereunder. If the Indemnitor does not respond within ten (10) days to such written notice, the Indemnitor will be deemed to accept liability. In the event of a Contest, within ten (10) days of the receipt of the written notice thereof, the parties will select arbitrators and submit the dispute to binding arbitration in California. The arbitrators shall be selected by the mutual agreement of the parties. If the parties can not agree on the arbitrator, each may select one arbitrator and the two designated arbitrators shall select the third arbitrator. If the third arbitrator can not be agreed upon, the Federal District Court in the Company's jurisdiction shall select the third arbitrator. A decision by the individual arbitrator or a majority decision by the three arbitrators shall be final and binding upon the parties. Such arbitration shall follow the rules of the American Arbitration Association and must be resolved by the arbitrators within thirty (30) days after the mater is submitted to arbitration.

                                   ARTICLE IX

                               General Provisions
                               ------------------

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)     if to Pubco to:

BioStem, Inc.
200 Hanover Park Road
Suite 120
Atlanta, GA  30350
Attn: Marc Ebersole
Fax: (770) 650 7215


     (b)     if to the Company, to:

Cryobanks International, Inc.
270 S. North Lake Boulevard
Suite 1012
Altamonte Springs, Florida  32701
Attn: Dwight C. Brunoehler
Fax: (407) 834-3553

9.02     Definitions.  For purposes of this Agreement:

     (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Pubco, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Pubco to the consummation of the Merger);

     (c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

     (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies, except as set forth with regarding to the registration obligations in Section 5.08 above.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed In accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or Florida, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the local courts in said jurisdiction in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

                                        PUBCO

                                        BIOSTEM, INC.

                                        By: /s/ Marc Ebersole
                                           ---------------------------------
                                            Name: Marc Ebersole
                                                 ---------------------------
                                            Title: Chief Executive Officer
                                                  --------------------------


                                        Attest:

                                        /s/ Christine Ebersole
                                        ------------------------------------

                                        Christine Ebersole       , Secretary
                                        ------------------------



                                        CRYOBANKS INTERNATIONAL, INC.


                                        By: /s/ Dwight C. Brunoehler
                                            --------------------------------
                                            Dwight C. Brunoehler